Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Delta Petroleum Corporation:
We consent to the use of our reports dated March 9, 2006, with respect to the consolidated balance sheets of Delta Petroleum Corporation as of December 31, 2005 and June 30, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows, for the six months ended December 31, 2005 and each of the years in the three-year period ended June 30, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our report refers to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of July 1, 2002 and the adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, as of July 1, 2005.

/s/ KPMG LLP
KPMG LLP
Denver, Colorado
March 24, 2006